Exhibit 99.2
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
Introduction
On December 30, 2010 (the “Closing Date”), iCAD, Inc. (the “Company”) completed its acquisition of Xoft, Inc. (“Xoft”), a privately held company based in California. Xoft designs, develops, manufactures, markets and sells electronic brachytherapy (eBx) products for the treatment of breast and other cancers, used in a broad range of clinical settings. The acquisition was made pursuant to an Agreement and Plan of Merger dated December 15, 2010, by and between the Company, XAC, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Xoft and Jeffrey Bird as the representative of the stockholders of Xoft (“Merger Agreement”). Upon the terms of the Merger Agreement, Xoft was merged with and into the Merger Sub with the Merger Sub surviving the merger (the “Merger”).
The Company acquired 100% of the outstanding stock of Xoft in exchange for approximately 8.35 million shares of the Company’s common stock and approximately $1.2 million in cash, for a total consideration at closing of approximately $12.9 million based on a per share value of $1.40, the closing price of the Company’s common stock on the closing date. The Company also paid certain transaction expenses of Xoft totaling approximately $1.0 million which is included in the Company statement of operations. Xoft stockholders now own approximately 15.4% of the Company’s common stock.
Under the Merger Agreement, there is an additional earn-out potential for the sellers that is tied to cumulative net revenue of Xoft products over the next three years, payable at the end of that period. The threshold for earn-out consideration begins at $50 million of cumulative revenue of “Xoft Products” (as defined in the Merger Agreement) over the three year period immediately following the closing. The “targeted” earn-out consideration of $20 million will occur at $76 million of cumulative revenue of Xoft Products and the maximum earn-out consideration of $40 million would be achieved at $104 million of cumulative revenue of Xoft Products over the three year period. The Company recorded a contingent consideration liability of $5,000,000.
At closing, 10% of the cash amount and 10% of the amount of the Company’s common stock comprising the merger consideration was placed in escrow. It will remain in escrow for a period of 15 months following the closing of the Merger to secure post-closing indemnification obligations of Xoft stockholders.
The following unaudited pro forma combined condensed financial information gives effect to the merger of the Company and Xoft using the purchase method of accounting, as required by Accounting Standards Codification (“ASC”) 805, “Business Combinations.” Under this method of accounting, the Company allocated the purchase price to the fair value of assets acquired, including identified intangible assets and goodwill. The purchase price allocation is subject to revision when the Company obtains additional information regarding its purchased asset valuation. The unaudited pro forma combined condensed balance sheet assumes the Merger took place on September 30, 2010. The unaudited pro forma combined condensed statements of operations assume that the Merger took place as of January 1, 2009.
The financial information presented in the unaudited pro forma combined condensed financial statements is based on amounts and adjustments that the Company’s management believes to be factually supportable. The Company has made no attempt to included forward looking assumptions in such information.

Certain reclassifications have been made to Xoft’s historical presentation to conform to the Company’s presentation. These reclassifications do not materially impact the unaudited pro forma condensed consolidated results of operations for the periods presented.
The unaudited pro forma adjustments, which are based upon available information and upon certain assumptions that the Company believes are reasonable, are described in the accompanying notes. The Company is providing the unaudited pro forma condensed consolidated financial information for informational purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma combined condensed financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined companies will experience. The unaudited pro forma combined condensed statements of operations do not give effect to any cost savings or operating synergies expected to result from the acquisitions or the costs to achieve such cost savings or operating synergies.

Unaudited Pro Forma Combined Condensed Balance Sheet
As of September 30, 2010
(Unaudited)

					Proforma
	Historical		Proforma		Combined
	iCAD	Xoft	Adjustments		Total
Assets
Current assets:
Cash and equivalents	$18,115,731	$87,603	(1,183,162	) (a)	$17,020,172
Trade accounts receivable, net of allowance	3,118,398	1,116,467	—		4,234,865
Inventory	701,507	2,918,776	(181,148	) (c)	3,439,135
Prepaid and other	503,270	1,054,200	(677,619	) (d)	879,851

Total current assets	22,438,906	5,177,046	(2,041,929)		25,574,023

Property and equipment:
Equipment	2,848,598	4,931,475	(474,255	) (e)	7,305,818
Leasehold improvements	74,107	931,403	—		1,005,510
Furniture and fixtures	344,700	111,439	—		456,139
Marketing assets	292,613	32,119	—		324,732

	3,560,018	6,006,436	(474,255)		9,092,199
Less accumulated depreciation and amortization	2,773,640	3,453,870	—		6,227,510

Net property and equipment	786,378	2,552,566	(474,255)		2,864,689

Other assets:
Deposits	32,126	731,826			763,952
Patents, net	118,536	1,680,938	—		1,799,474
Tradename, net	80,600	—	—		80,600
Technology intangible, net	5,261,636	—	14,200,000	(b)	19,461,636
Customer relations, net	175,894	—	—		175,894
Goodwill	43,515,285	—	1,304,857	(b)	44,820,142

Total other assets	49,184,077	2,412,764	15,504,857		67,101,698

Total assets	$72,409,361	$10,142,376	12,988,673		$95,540,410

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,109,758	$1,229,196	—		$2,338,954
Accrued interest payable	—	2,074,962	(2,074,962	) (f)	—
Accrued salaries and other expenses	2,704,726	979,628	—		3,684,354
Deferred revenue	3,912,418	2,959,575	(1,711,524	) (g)	5,160,469
Deferred rent		110,736	233,462	(h)	344,198
Settlement costs		463,080	—		463,080
Borrowings, net	—	17,963,918	(17,963,918	) (f)	—

Total current liabilities	7,726,902	25,781,095	(21,516,942)		11,991,055

Contingent consideration liability	—	—	5,000,000	(a)	5,000,000
Long term deferred revenue	479,035	877,256	(218,468	) (g)	1,137,823
Long term deferred rent		184,526	217,040	(h)	401,566
Long term warranty costs	17,088	—	—		17,088
Long term settlement costs and other long term liabilities	—	1,147,042	(36,750	) (i)	1,110,292

Total liabilities	8,223,025	27,989,919	(16,555,120)		19,657,824

Redeemable convertible preferred stock:			—
Preferred stock	—	99,619,698	2,074,962	(f)
			17,963,918	(f)
			(119,658,578	) (j)	—

Stockholders’ equity (deficit):
Common stock	460,125	8,264	(8,264	) (j)
			83,485	(a)	543,610
Additional paid-in capital	151,251,081	23,555,348	(23,555,348	) (j)
			11,612,765	(a)	162,863,846
Accumulated deficit	(86,574,606)	(141,030,853)	141,030,853	(j)	(86,574,606)
Treasury stock at cost (67,876 shares)	(950,264)	—	—		(950,264)

Stockholders’ equity (deficit)	64,186,336	(117,467,241)	129,163,491		75,882,586

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$72,409,361	$10,142,376	12,988,673		$95,540,410

See accompanying introduction and notes to unaudited pro forma combined condensed financial statements.

PF1

Unaudited Pro Forma Combined Condensed Statement of Operations
For the nine months ended September 30, 2010
(Unaudited)

					Proforma
	Historical		Proforma		Combined
	iCAD	Xoft	Adjustments		Total

Total revenue	$18,204,165	$4,243,260			$22,447,425

Total cost of revenue	2,282,176	5,108,063	(1,657,122	)(l)	5,733,117

Gross margin	15,921,989	(864,803)	1,657,122		16,714,308

Operating expenses:
Engineering and product development	4,795,946	2,195,470	1,065,000	(k)
			1,408,958	(l)	9,465,374
Sales, general and administrative	14,772,472	5,796,272	248,164	(l)
			(435,608	)(m)	20,381,300

Total operating expenses	19,568,418	7,991,742	2,286,514		29,846,674

Loss from operations	(3,646,429)	(8,856,545)	(629,392)		(13,132,366)

Interest and other income (expense), net	333,117	(1,632,494)	1,235,141	(f)	(64,236)

Net loss available to common stockholders	$(3,313,312)	$(10,489,039)	$605,749		$(13,196,602)

Net loss per share:
Basic and diluted	(0.07)				$(0.24)

Weighted average number of shares used in computing loss per share:
Basic and diluted	45,782,449		8,348,501	(n)	54,130,950
See accompanying introduction and notes to unaudited pro forma combined condensed financial statements.

PF2

Unaudited Pro Forma Combined Condensed Statement of Operations
For the year ended December 31, 2009
(Unaudited)

					Proforma
	Historical		Proforma		Combined
	iCAD	Xoft	Adjustments		Total

Total revenue	$28,109,265	$5,906,541			$34,015,806

Total cost of revenue	4,621,784	9,099,486	(2,660,653	)(l)	11,060,617

Gross margin	23,487,481	(3,192,945)	2,660,653		22,955,189

Operating expenses:
Engineering and product development	7,217,146	4,203,628	1,420,000	(k)
			2,329,768	(l)	15,170,542
Sales, general and administrative	18,391,301	11,275,189	330,885	(l)	29,997,375

Total operating expenses	25,608,447	15,478,817	4,080,653		45,167,917

Loss from operations	(2,120,966)	(18,671,762)	(1,420,000)		(22,212,728)

Interest and other income (expense), net	109,772	(1,722,538)	839,821	(f)	(772,945)

Loss before provision (benefit) for income taxes	(2,011,194)	(20,394,300)	(580,179)		(22,985,673)

Provision (benefit) for income taxes	(43,570)	—	—		(43,570)

Net loss	$(1,967,624)	$(20,394,300)	$(580,179)		$(22,942,103)

Net loss per share:
Basic and diluted	$(0.04)				$(0.43)

Weighted average number of shares used in computing loss per share:
Basic and diluted	45,511,883		8,348,501	(n)	53,860,384
See accompanying introduction and notes to unaudited pro forma combined condensed financial statements.

PF3

Notes to Unaudited Pro Forma Combined Condensed Financial Information
1. Basis of Pro Forma Presentation
The unaudited pro forma condensed consolidated financial information has been prepared based on the Company’s historical financial information and the historical financial information of Xoft giving effect to the acquisition and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by the SEC rules and regulations.
This unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.
The unaudited pro forma combined condensed financial information has been prepared on the basis of assumptions relating to the allocation of consideration paid for the acquired assets and liabilities of Xoft based on management’s best preliminary estimates. The actual allocation of the amount of the consideration may differ from that reflected in this unaudited pro forma combined condensed financial information after a third party valuation and other procedures have been completed.
Below are tables of the preliminary estimated purchase price allocation for Xoft:

Fair value of the Company’s common stock issued	$11,696,250
Cash consideration	1,183,162
Contingent consideration liability	5,000,000

Total purchase price	$17,879,412

Net tangible assets acquired	$2,374,555
Estimated fair value of identifiable intangible assets	14,200,000
Goodwill	1,304,857

Total Acquisition Cost	$17,879,412

2. Pro Forma Adjustments
(a) Adjustments reflect the components of the purchase consideration and related transaction costs which consist of cash consideration of $1,183,162, the Company’s common stock with a market value of $11,696,250 and contingent consideration liability of $5,000,000. The value of the Company’s common stock was based upon a per share value of $1.40, the closing price of the Company’s common stock on the closing date.
(b) Represents adjustments to increase the carrying values of identifiable intangible assets and record goodwill acquired.
(c) Represents certain adjustments to record inventory at fair value.
(d) Reflects the elimination of uncollectible employee advances and deferred cost of goods sold relating to deferred revenue that was eliminated.

PF4

(e) Represents adjustments to reduce construction in progress associated with building construction and software development that was discontinued.
(f) Reflects the elimination of borrowings by Xoft converted to equity prior to closing and the associated interest expense.
(g) Represents adjustment to deferred revenue to reflect future performance obligation.
(h) Represents adjustment to deferred rent to reflect current market value of lease obligation.
(i) Reflects the elimination of Xoft’s preferred stock warrant liability.
(j) Reflects the elimination of existing stockholders’ deficit of Xoft.
(k) Represents amortization of increase in value of acquired identifiable intangible assets of Xoft based upon average estimated useful lives of ten years (14,200,000/10 years = $1,420,000 per year).
(l) Represents the reclassification of expenses recorded in cost of sales to operating expenses.
(m) Reflects the elimination of legal and professional fees associated with the acquisition.
(n) Reflects the increase in weighted average basic and diluted shares outstanding for the Company’s common stock issued in connection with the Merger. Pro forma basic and diluted loss per share was calculated assuming that the 8,348,501 shares of the Company’s common stock issued in connection with the Merger were issued at the beginning of the period presented.

PF5